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                             [SLAUGHTER AND MAY LETTERHEAD]

The Bank of New York
101 Barclay Street
Floor 21W
New York
New York 10286
United States of America

as Trustee for the benefit of itself and the Holders of the Notes (in each case as defined in the Indenture referred to below)

Axiohm Transaction Solutions, Inc.
15070 Avenue of Science
San Diego
California 92128
United States of America

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto
California 94304-1050
United States of America                                       February 9, 1998

Gentlemen,

We have acted as special counsel as to French law for Axiohm S.A.R.L., Axiohm Investissements S.A.R.L. ("INVESTISSEMENTS") and Dardel Technologies E.U.R.L. ("DARDEL") each of which are French corporations, in connection with an indenture (the "INDENTURE") dated as of October 2,

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The Bank of New York                   2                       February 9, 1998


1997 among Axiohm Transaction Solutions, Inc., Axiohm IPB, Inc., Stadia Colorado Corp., Cognitive Solutions, Inc. and The Bank of New York as trustee (the "TRUSTEE") relating to the issue of an aggregate principal amount of $120,000,000 9 3/4% Senior Subordinated Notes due 2007 by Axiohm Transaction Solutions, Inc.

In connection with the rendering of this opinion, we have examined:

(i)    a copy of the Indenture;

(ii)   a copy of the supplemental indenture (the "AXIOHM S.A.R.L.
       SUPPLEMENTAL INDENTURE") dated as of January 9, 1998 between Axiohm S.A.R.L. and the Trustee;

(iii) a faxed copy of the supplemental indenture (the "INVESTISSEMENTS SUPPLEMENTAL INDENTURE") dated as of November 26, 1997 between Investissements and the Trustee;

(iv) a faxed copy of the supplemental indenture (the "DARDEL SUPPLEMENTAL INDENTURE") dated as of November 26, 1997 between Dardel and the Trustee (the documents referred to in (ii), (iii) and (iv) being together referred to as the "SUPPLEMENTAL INDENTURES" and each as a "SUPPLEMENTAL INDENTURE");

(v) a certified copy of the statutes of each of Axiohm S.A.R.L., Investissements and Dardel;

(vi) a "K-Bis" extract of the Companies Registry of Nanterre in relation to Axiohm S.A.R.L., dated December 30, 1997;

(vii) a "K-Bis" extract of the Companies Registry of Nanterre in relation to Investissements dated December 4, 1997;

(viii) a "K-Bis" extract of the Companies Registry of Nanterre in relation to Dardel dated December 3, 1997;

(ix) an executed copy of resolutions of the Shareholders' Meeting of Axiohm S.A.R.L., adopted on January 3, 1998;

(x) a certificate dated January 20, 1998 of the "Gerant" of Axiohm S.A.R.L. confirming certain matters relevant to this opinion (the "AXIOHM S.A.R.L. CERTIFICATE");

(xi) an executed copy of an extract of the resolutions of the Shareholders' Meeting of Investissements, adopted on November 21, 1997;

(xii) a certificate dated January 20, 1998 of the "Gerant" of Investissements confirming certain matters relevant to this opinion (the "INVESTISSEMENTS CERTIFICATE");

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The Bank of New York                   3                       February 9, 1998


(xiii) an executed copy of an extract of the resolutions of the Shareholder of Dardel, adopted on November 21, 1997;

(xiv) a certificate dated January 20, 1998 of the "Gerant" of Dardel confirming certain matters relevant to this opinion (the "DARDEL CERTIFICATE");

(xv) such other records of each of Axiohm S.A.R.L., Investissements and Dardel as we have deemed appropriate for the purpose of this opinion.

In our examination we have assumed the genuineness of all signatures, the legal capacity of parties other than each of Axiohm S.A.R.L., Investissements and Dardel, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

We have also assumed:

(a) the due execution and delivery (other than by Axiohm S.A.R.L., Investissements or Dardel, as the case may be) of the Supplemental Indentures and any documents contemplated therein and that nothing has occurred since such execution and delivery which might invalidate such execution and delivery;

(b) that no law of any jurisdiction outside the Republic of France would render such execution or delivery illegal or ineffective and that, insofar as any obligation under any of the documents referred to in paragraph (a) above is performed in, or is otherwise subject to, any jurisdiction other than the Republic of France, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(c) that the resolutions referred to in paragraphs (ix), (xi) and (xiii) above are a true record of the proceedings described therein and that such resolutions are in full force and effect and have not been amended;

(d) that the information contained in each of the Axiohm S.A.R.L. Certificate, the Investissements Certificate and the Dardel Certificate is true and accurate;

(e) that the information disclosed by our searches in December 1998 against Axiohm S.A.R.L., Investissements and Dardel in each case at the Companies Registry of Nanterre was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file at the time of our searches;

(f) that any party to the Supplemental Indentures (other than Axiohm S.A.R.L., Investissements and Dardel, as the case may be) which is subject to the supervision of


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The Bank of New York                  4                    February 9, 1998

     any regulatory authority has complied and will comply with the requirements of such regulatory authority in connection with the Supplemental Indentures; and

(g) that the respective obligations of Axiohm S.A.R.L., Investissements and Dardel as contemplated by the Supplemental Indentures are valid and binding under the laws to which they are expressed to be subject.

As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the Axiohm S.A.R.L. Certificate, the Investissements Certificate, the Dardel Certificate and statements and representations of each of Axiohm S.A.R.L., Investissements, Dardel and their respective officers and public officials.

As "Avocats a la Cour d'Appel de Paris" we are qualified to advise on French law. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than the Republic of France.

Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

1. Each of Axiohm S.A.R.L., Investissements and Dardel is a corporation duly organised and validly existing under the laws of the Republic of France and has full corporate power and authority to, and has taken all necessary corporate action to authorise it to, execute, deliver and perform the Supplemental Indentures to which it is party and to consummate the transactions contemplated by the Supplemental Indentures to which it is party (including performance of their respective obligations under Section 11 of the Indenture).

2. Each of Axiohm S.A.R.L., Investissements and Dardel has the requisite power and authority under its statutes to carry on a commercial business in France.

3. No consents, authorisations, orders, exemptions, approvals or other actions of, and filings with, any French governmental or regulatory agency, are required to be obtained or made in connection with the execution, delivery and performance of the Supplemental Indentures (including performance of their respective obligations under Section 11 of the Indenture) by Axiohm S.A.R.L., Investissements or Dardel, as the case may be, and the transactions contemplated therein.

4. Neither the execution, delivery nor performance of the Supplemental Indentures (including performance of its obligations under Section 11 of the Indenture) by Axiohm S.A.R.L., Investissements or Dardel (as the case may be) will (a) conflict with or result in a breach of or violate any of the terms or provisions of the statutes of Axiohm S.A.R.L., Investissements or Dardel (as the case may be), or (b) result in any violation by Axiohm S.A.R.L., Investissements or Dardel (as the case may be) or any applicable

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The Bank of New York                  5                    February 9, 1998

     requirements of French law, including any applicable regulation of any French governmental or regulatory agency or authority.

4.   Each of the Supplemental Indentures and, accordingly, the provisions of
     Section 11 of the Indenture and the Subsidiary Guarantee (as defined in the Indenture) created by Section 11 of the Indenture, constitute valid and binding obligations of Axiohm S.A.R.L., Investissements or Dardel (as the case may be) (including as against its creditors) enforceable in accordance with its or their terms.

6. No payments are required to be made under the laws of the Republic of France to any of Axiohm S.A.R.L., Investissements or Dardel in order that the Subsidiary Guarantees (as defined in the Indenture) of Axiohm S.A.R.L., Investissements and Dardel constitute valid and binding obligations of Axiohm S.A.R.L., Investissements and Dardel, respectively, enforceable in accordance with their respective terms.

Our reservations are as follows:

(A) the respective obligations of Axiohm S.A.R.L., Investissements and Dardel under the Supplemental Indentures will be subject to any laws from time to time in effect relating to bankruptcy, insolvency, reorganisation, moratorium or other laws or other legal procedures affecting creditors' rights generally;

(B) we express no opinion as to the availability under French law of remedies other than those culminating in a judgment for the payment of money;

(C) a French court may not treat as conclusive those certificates and determinations which are to be so treated;

(D) a French court has a discretion under Article 1152 of the French Civil Code to decrease the amount of any sum payable under the Supplemental Indentures and/or the Indenture which it classifies as damages, indemnities or penalties and which it considers manifestly excessive;

(E) French courts have discretion under article 1244-1 of the French Civil Code to allow any debtor to defer for up to two years payment of its debts in certain circumstances;

(F) we express no opinion as to whether French courts would enforce any judgment in connection with any of the Supplemental Indentures against any of Axiohm S.A.R.L., Investissements or Dardel other than a judgment of a state or United States court of competent jurisdiction sitting in the state of New York, or any appellate court therefrom;


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The Bank of New York                  6                    February 9, 1998

(G) service of process in connection with any proceedings brought in a French court may only be made as provided by French law; and

(H) a French court may consider that the obligations assumed by Axiohm S.A.R.L. under the Axiohm S.A.R.L. Supplemental Indenture or by Investissements under the Investissements Supplemental Indenture or by Dardel under the Dardel Supplemental Indenture are excessively burdensome when compared with any benefit conferred upon Axiohm S.A.R.L., Investissements or Dardel (as the case may be) in exchange, or in the context of the overall financial capabilities of Axiohm S.A.R.L. Investissements or Dardel (as the case may be), and accordingly hold the Axiohm S.A.R.L. Supplemental Indenture, the Investissements Supplemental Indenture or the Dardel Supplemental Indenture (as the case may be) to be void for lack of capacity.

This opinion is given on the basis that it is to be governed by and construed in accordance with French law and that any disputes arising therefrom shall be referred to the exclusive jurisdiction of the Paris Courts. This opinion is being furnished only to the addressees of this opinion and is solely for the benefit of such addressees and the Holders of the Notes (as defined in the Indenture). This opinion is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our prior written consent. However, we consent to the filing of this opinion as an exhibit to the Registration Statement (the "Registration Statement") on form S-4, Reg. No. 333-41245 of Axiohm Transaction Solutions, Inc. and the Guarantors (as defined in the Indenture), to be filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Securities Act"). We also consent to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or any rules and regulations made thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Slaughter and May